Exhibit 21

Subsidiaries of the Registrant

North Jersey Community Bancorp, Inc. has one subsidiary, North Jersey Community Bank, a New Jersey state chartered commercial bank.

North Jersey Community Bank has three wholly owned subsidiaries,

•	NJCB Investment Company, LLC, a New Jersey limited liability company;

•	Greenbrook Consulting LLC, a New Jersey limited liability company; and

•	NJCB Spec 1, LLC, a New Jersey limited liability company

North Jersey Community Bank also owns a 49% membership interest in Greenbrook Title Agency, LLC, a New Jersey limited liability company